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                     June 10, 2024

       Allan Dicks
       Chief Financial Officer
       Montrose Environmental Group, Inc.
       5120 Northshore Drive
       North Little Rock, Arkansas 72118

                                                        Re: Montrose
Environmental Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2023
                                                            Filed February 29,
2024
                                                            File No.001-39394

       Dear Allan Dicks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services